GSE Holding, Inc. Reports Fourth Quarter and Full Year 2011 Operating Results

Company Announces Record Adjusted EBITDA of $44.5 Million

HOUSTON, March 30, 2012 /PRNewswire/ -- GSE Holding, Inc. (the "Company" or "GSE") (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today reported its financial results for the Company's fourth quarter and year ended December 31, 2011.

(Logo: http://photos.prnewswire.com/prnh/20120320/MM73437LOGO)

Selected highlights for the fourth quarter of 2011 compared to the prior year period:

  Sales increased $21.0 million, or 23.3%, to $110.7 million, compared to $89.7 million
  Gross margin increased to 15.9% of sales, compared to 15.2%
  Gross profit increased $4.0 million, or 28.9%

Selected highlights for the year ended 2011 compared to prior year:

  Sales increased $121.7 million, or 35.5%, to $464.5 million, compared to $342.8 million
  Gross margin increased to 15.2% of sales, compared to 12.8%
  Gross profit increased $26.6 million, or 60.7%
  Net income was $1.0 million, or $0.08 per fully diluted share, compared to a net loss of $(16.7) million, or $(1.55) per fully diluted share

Mark Arnold, President & Chief Executive Officer, stated, "The Company set a record for Adjusted EBITDA in 2011 driven by aggressive management of prices and operations, secular growth trends, environmental awareness and regulatory reform. We are executing well and are optimistic about our future."

Fourth Quarter Summary

Sales for the quarter increased $21.0 million, or 23.3%, to $110.7 million, compared to $89.7 million in the fourth quarter of 2010. Additional volume contributed $7.4 million to the Company's increase in sales for the quarter. Price increases, primarily driven by resin cost passed on to customers, drove an additional increase of $13.6 million in sales.

Gross profit increased $4.0 million, or 28.9%. $2.6 million of the increase was due to additional volume and $1.4 million was due to higher selling prices and a favorable change in product mix.

Selling, General and Administrative (SG&A) expense for the quarter was $13.0 million compared to $9.0 million in the fourth quarter of 2010, an increase of $4.0 million. The SG&A expense increase was primarily due to the global expansion of the sales force, build out of the management team, commissions and bonuses associated with the growth and profitability of the Company, partially offset by lower consulting and professional fees. SG&A expense adjusted for non-recurring costs such as restructuring expense and management fees was $11.6 million compared to $7.8 million for the same prior year period.

Adjusted EBITDA for the quarter was $8.8 million compared to $8.9 million in the same prior year period. The slight decrease was driven by the increase in gross profit offset by the increase in SG&A expense.

Net loss for the quarter was $(0.9) million, or $(0.09) per fully diluted share, compared to net income of $2.1 million, or $0.18 per fully diluted share, in the same prior year period.

Full Year Summary

Sales for the year increased $121.7 million, or 35.5%, to $464.5 million, compared to $342.8 million for the same prior year period. Additional volume contributed $56.9 million to the Company's increase in sales for the year. An increase in selling prices and improvement in product mix contributed $56.0 million. The price increases were mostly driven by increases in resin costs that were passed on to customers. Sales were also positively affected by approximately $8.8 million from changes in foreign currency exchange rates, principally the Euro.

Gross profit increased $26.6 million, or 60.7%. $9.6 million of the increase was due to additional volume and $16.2 million was due to increased sales prices and a favorable change in product mix. Changes in foreign currency exchange rates, principally the Euro, positively affected gross profit by $0.8 million.

SG&A expense for the year was $44.5 million compared to $40.1 million for the same prior year period, an increase of 11.0%. SG&A expense decreased to 9.6% of sales in 2011, compared to 11.7% in 2010. SG&A expense increased $4.4 million from the same prior year period primarily due to the global expansion of the sales force, build out of the management team, commissions and bonuses associated with the growth and profitability of the Company, partially offset by lower consulting and professional fees. SG&A expense adjusted for non-recurring costs such as restructuring expense and management fees, was $38.8 million compared to $26.6 million for the same prior year period.

Adjusted EBITDA for the year was $44.5 million, an increase of 58.7%, or $16.4 million, compared to $28.1 million in the same prior year period. The $16.4 million increase in Adjusted EBITDA was driven by a $29.6 million increase in gross profit, excluding incremental depreciation of $3.0 million, partially offset by the $12.2 million increase in SG&A expense after adjusting for non-recurring costs. Additionally, the Company had a decrease in the year over year amount of net other income of $1.0 million, primarily related to early pay vendor discounts.

Net income for the year was $1.0 million, or $0.08 per fully diluted share, compared to a net loss of $(16.7) million, or $(1.55) per fully diluted share, in the same prior year period.

At December 31, 2011, the Company's availability under its revolving credit facility totaled $11.0 million, and the Company was in compliance with all of its financial covenants.

Conference Call

GSE will hold a conference call today, March 30, 2012, at 9:30 a.m. Central Time to discuss fourth quarter and year-end operating results. Interested parties should use the following phone numbers: Toll-free: (877) 644-1284; International: (707) 287-9355; Conference ID # 64669505. Approximately two hours after the call concludes, a replay will be available. This audio replay will be available until April 13, 2012. Interested parties should use the following replay phone numbers: Toll-free: (800) 585-8367; International: (404) 537-3406; Conference ID # 64669505.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto GSE's website at http://www.gseworld.com in the Investor Relations section. A replay of the conference call will also be available for approximately 30 days following the call.

Use of Non-GAAP Financial Measures

Adjusted EBITDA represents net income or loss before interest expense, income tax expense, depreciation and amortization of intangibles, change in the fair value of derivatives, loss (gain) on foreign currency transactions, restructuring expenses, extraordinary and non-recurring professional fees, stockbased compensation expense, loss (gain) on asset sales and management fees paid to CHS Capital LLC. Adjusted EBITDA is a "non-GAAP financial measure," as defined under the rules of the Securities and Exchange Commission (the "SEC"), and is intended as a supplemental measure of the Company's performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from continuing operations or any other performance measure derived in accordance with GAAP. The presentation of Adjusted EBITDA should not be construed to imply that future results will be unaffected by unusual or non-recurring items.

Management believes this measure is meaningful to investors to enhance their understanding of the Company's financial performance. Although Adjusted EBITDA is not necessarily a measure of the Company's ability to fund cash needs, management understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare the Company's performance with the performance of other companies that report Adjusted EBITDA. Adjusted EBITDA should be considered in addition to, not as a substitute for, net income, income from continuing operations and other measures of financial performance reported in accordance with GAAP. Management's calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, appears in the section of this press release titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA."

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give management's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements are based on the Company's beliefs, assumptions and expectations of future performance, taking into account the information currently available to management. While management believes that the assumptions are reasonable, it is very difficult to predict the impact of known factors, and it is impossible to anticipate all factors that could affect the Company's actual results. Important factors that could cause actual results to differ materially from management's expectations, or cautionary statements, include, among others, (i) general economic conditions and cyclicality in the markets the Company serves; (ii) the Company's ability to secure project bids; (iii) increases in prices or disruptions in supply of the raw materials the Company uses; (iv) the Company's ability to develop new applications and markets for its products; (v) unexpected equipment failures or significant damage to the Company's manufacturing facilities; (vi) competition; (vii) the Company's ability to anticipate and effectively manage risks associated with its international operations; (viii) currency exchange rate fluctuations; (ix) the Company's ability to retain key executives and other personnel; (x) extensive and evolving environmental and health and safety regulations; and (xi) other factors described in more detail under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Registration Statement on Form S-1 (File No. 333-175475) filed with the SEC on February 9, 2012.

The Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects. The forward-looking statements included in this press release are made only as of the date hereof. Management undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Financial Tables

The following tables do not reflect the effect of the Company's initial public offering, which was completed in February 2012.

GSE Holding, Inc. Consolidated Balance Sheets (In thousands, except share amounts)

	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$9,076	$15,184
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1,736 and $1,932	80,705	69,661
Other	3,054	5,420
Inventory, net	58,109	53,876
Deferred income taxes	935	1,812
Prepaid expenses and other	5,741	4,942
Income taxes receivable	2,447	540
Total current assets	160,067	151,435
Property, plant and equipment, net of accumulated depreciation	57,270	57,350
Goodwill	58,895	58,895
Intangible assets, net	2,727	4,121
Deferred income taxes	2,519	2,245
Deferred debt issuance costs	8,387	1,947
Other assets	2,561	314
TOTAL ASSETS	$292,426	$276,307
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,396	$32,566
Accrued liabilities and other	26,264	24,825
Short-term debt	2,864	4,380
Current portion of long-term debt	2,709	3,317
Income taxes payable	964	144
Deferred income taxes	1,135	242
Total current liabilities	65,332	65,474
Other liabilities	1,124	1,088
Deferred income taxes	1,416	2,347
Long-term debt, net of current portion	192,885	174,632
Total liabilities	260,757	243,541
Commitments and Contingencies
Stockholders' equity:
Common stock, $.01 par value, 13,397,700 shares authorized, 10,809,987 shares issued and outstanding	108	108
Additional paid-in capital	61,407	61,332
Accumulated deficit	(29,456)	(30,409)
Accumulated other comprehensive income	(390)	1,735
Total stockholders' equity	31,669	32,766
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$292,426	$276,307

GSE Holding, Inc. Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Sales	$110,660	$89,745	$464,451	$342,783
Cost of products	93,019	76,064	393,944	298,900
Gross profit	17,641	13,681	70,507	43,883
Selling, general and administrative expenses	12,975	9,014	44,474	40,078
Amortization of intangibles	322	574	1,379	2,284
Operating income (loss)	4,344	4,093	24,654	1,521
Other expenses (income):
Interest expense, net of interest income	5,104	4,923	20,081	19,454
Foreign currency transaction (gain) loss	(604)	(668)	(568)	(1,386)
Change in fair value of derivatives	71	–	71	59
Loss on extinguishment of debt	–	–	2,016	–
Other income, net	(326)	(737)	(1,253)	(2,193)
Income (loss) from continuing operations before income taxes	99	575	4,307	(14,413)
Income tax (benefit) provision	1,089	(1,746)	3,490	(2,069)
Income (loss) from continuing operations	(990)	2,321	817	(12,344)
Income (loss) from discontinued operations, net of income taxes	53	(208)	136	(4,428)
Net income (loss)	(937)	2,113	953	(16,772)
Non-controlling interest in consolidated subsidiary	–	–	–	25
Net income (loss) attributable to GSE Holding, Inc.	$(937)	$2,113	$953	$(16,747)
Basic net income (loss) per common share:
Continuing operations	$(0.09)	$0.22	$0.08	$(1.14)
Discontinued operations	–	(0.02)	0.01	(0.41)
	$(0.09)	$0.20	$0.09	$(1.55)
Diluted net income (loss) per common share:
Continuing operations	$(0.09)	$0.20	$0.07	$(1.14)
Discontinued operations	–	(0.02)	0.01	(0.41)
	$(0.09)	$0.18	$0.08	$(1.55)
Basic weighted-average common shares outstanding	10,810	10,810	10,810	10,810
Diluted weighted-average common shares outstanding	10,810	11,795	11,841	10,810

GSE Holding, Inc. Reconciliation of Net Income (Loss) to Adjusted EBITDA (In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net income (loss) attributable to GSE Holding, Inc.	$ (937)	$ 2,113	$ 953	$ (16,747)
(Income) loss from discontinued operations, net of income tax	(53)	208	(136)	4,428
Interest expense, net of interest rate swap	5,105	4,910	20,088	18,935
Income tax expense (benefit)	1,089	(1,746)	3,490	(2,068)
Depreciation and amortization expense	3,458	3,214	12,798	12,700
Change in the fair market value of derivatives	71	-	71	59
Foreign exchange (gain) loss	(604)	(668)	(568)	(1,386)
Restructuring expense	569	-	950	1,183
Professional fees	(431)	355	2,712	8,817
Stock-based compensation expense	-	53	75	67
Management fees	554	500	2,074	2,019
Loss on extinguishment of debt	-	-	2,016	-
Other	5	(2)	13	57
Adjusted EBITDA	$ 8,826	$ 8,937	$ 44,536	$ 28,064

CONTACT: Cade Kohoutek, Phone: 281-230-6733, Email: ckohoutek@gseworld.com